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The following is a transcript of a teleconference held by executives of Thermo Fisher Scientific Inc. and FEI Company with investors on May 27, 2016.

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EDITED TRANSCRIPT

TMO - Thermo Fisher Scientific Inc Conference Call to Discuss its

Definitive Agreement to Acquire FEI Co

EVENT DATE/TIME: MAY 27, 2016 / 12:30PM GMT

OVERVIEW:

Earlier on 05/27/16, TMO announced acquisition of FEI for expected total net cash consideration of $4.2b.

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MAY 27, 2016 / 12:30PM, TMO - Thermo Fisher Scientific Inc Conference Call to Discuss its Definitive Agreement to Acquire FEI Co

CORPORATE PARTICIPANTS

Ken Apicerno Thermo Fisher Scientific Inc. - VP, IR

Marc Casper Thermo Fisher Scientific Inc. - President & CEO

Don Kania FEI Company - President & CEO

Stephen Williamson Thermo Fisher Scientific Inc. - SVP & CFO

CONFERENCE CALL PARTICIPANTS

Derik de Bruin Bank of America Merrill Lynch - Analyst

Tycho Peterson JPMorgan Chase - Analyst

Ross Muken Evercore ISI - Analyst

Joel Kaufman Goldman Sachs - Analyst

Jack Meehan Barclays Capital - Analyst

Jon Groberg UBS - Analyst

Doug Schenkel Cowen and Company - Analyst

Eric Criscuolo Mizuho Securities - Analyst

Dan Arias Citi - Analyst

Tim Evans Wells Fargo Securities - Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by. Welcome to today’s conference call and webcast to discuss Thermo Fisher Scientific acquisition of FEI Company. At this time, all participants have been placed in a listen-only mode. The call will be open for your questions following the presentation. (Operator Instructions). I would now like to turn the call over to Ken Apicerno, Vice President of Investor Relations at Thermo Fisher Scientific. Please go ahead, sir.

Ken Apicerno - Thermo Fisher Scientific Inc. - VP, IR

Thank you and good morning, everyone. Welcome to our conference call to discuss Thermo Fisher’s acquisition of FEI, which was announced earlier today. On the call with me today is Marc Casper, our President and Chief Executive Officer; Stephen Williamson, our Chief Financial Officer; Dan Shine, Senior Vice President and President of Analytical Instruments; and Don Kania, President and Chief Executive Officer of FEI.

You will find a brief slide presentation in the Investors section of our website under the section entitled Webcasts and Presentations that we will be walking through this morning. After our prepared comments, we will open it up for Q&A.

So before we begin, let me briefly cover our Safe Harbor statement. Various remarks that we may make about Thermo Fisher’s future expectations, plans and prospects constitute forward-looking statements for purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995.

Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors as set forth in Thermo Fisher and FEI’s most recent annual reports and current reports, which are on file with the SEC and available on our respective websites, as well as the possibility that expected benefits related to the transaction may not materialize as expected; transaction not being timely completed,

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MAY 27, 2016 / 12:30PM, TMO - Thermo Fisher Scientific Inc Conference Call to Discuss its Definitive Agreement to Acquire FEI Co

if completed at all; prior to the completement of the transaction; FEI’s business experiencing disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, customers, licensees, other business partners or governmental entities; difficulty retaining key employees and the parties being unable to successfully implement integration strategies or to achieve expected synergies and operating efficiencies within the expected timeframes, or at all.

While Thermo Fisher or FEI may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so even if our estimates change, and therefore you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

Also during the call, we will be referring to certain financial measures not prepared in accordance with generally accepted accounting principles, or GAAP, such as adjusted EPS, adjusted operating income, adjusted EBITDA, adjusted ROIC and free cash flow. We believe that the use of these non-GAAP measures helps investors gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the Company’s performance, especially when comparing such results to previous periods or forecasts. So with that, I will now turn the call over to Marc.

Marc Casper - Thermo Fisher Scientific Inc. - President & CEO

Thank you, Ken. Good morning, everyone and thank you for joining us on short notice. I’m going to start on slide 4. We are very excited to talk to you today about our acquisition of FEI, the leader in high-performance electron microscopy. As you will hear this morning, FEI is an outstanding strategic fit with our Company. FEI’s products and services are highly complementary to our own and will create new growth opportunities for us in some very attractive markets such as structural biology and material sciences. More on that later.

This transaction is also compelling from a financial perspective. A quick snapshot on the deal. This is an all-cash transaction and we are paying $107.50 per share. We expect it to be immediately and significantly accretive to our adjusted EPS. It has a strong return on investment profile, and we expect to complete the transaction by early 2017. Before I get into the details, I’d like to turn the call over to Don Kania to make a few comments about the transaction. Don.

Don Kania - FEI Company - President & CEO

Thank you, Marc. I want to echo Marc’s sentiments about how excited we are about this transaction, which will enable us to thrive and grow as part of the world leader in serving science. Let me briefly review why we believe this is a win for all FEI stakeholders.

First, this transaction offers immediate and significant value for our shareholders who, as Marc said, will receive $107.50 per share in cash for each share of FEI they own. Our customers will benefit through the global scale and depth of capabilities that Thermo Fisher brings allowing us to more effectively reach new customers.

With Thermo Fisher’s industry leadership, we will be better positioned to continue to capitalize on the growing adoption of electron microscopy across all of our markets and especially in life sciences.

This transaction is testament to the tireless efforts of our employees who have helped build FEI into the leader in high-performance electron microscopy. Importantly, Thermo Fisher shares our commitment to innovation and intense focus on customers. We believe this combination will offer our employees exciting new opportunities as part of the global industry leader, a rapidly growing company.

In summary, we are pleased to be joining Thermo Fisher and are confident that together we can drive significant value for our customers and our shareholders. With that, I will turn the call back over to Marc.

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MAY 27, 2016 / 12:30PM, TMO - Thermo Fisher Scientific Inc Conference Call to Discuss its Definitive Agreement to Acquire FEI Co

Marc Casper - Thermo Fisher Scientific Inc. - President & CEO

Thanks, Don. Turning back to the presentation, slide 5 provides a quick snapshot of FEI. As many of you may know, FEI is the leader in electron microscopy with a broad portfolio serving customers primarily across life sciences and material science markets. These are high-tech instruments that provide images and information at the micro, nano and picometer scales. This allows customers to study a wide range of biological and inorganic materials with great precision, including cells, molecules and metals, for example.

With an incredible installed base built over the years, FEI has established an exceptional service and software business that represents approximately 30% of its total revenues, creating a high margin recurring revenue stream. From a geographic perspective, FEI has a global presence and a very balanced revenue profile. Approximately 40% of its sales are generated in Asia-Pacific and rest of world, so clearly a strong focus on capturing opportunities in these high-growth regions, similar to Thermo Fisher.

FEI is a strong and growing organization with approximately 3000 colleagues globally. Their key locations in Europe and the US include R&D, commercial and manufacturing capabilities. In 2015, the business had annual revenues of $930 million and adjusted EBITDA margins of 23.4%.

Slide 6. To help you understand where the Company fits in, look at the left side and you’ll see our current segment breakdown. FEI will become part of analytical instruments. This is where our Company’s leading mass spectrometry and chromatography businesses reside, as well as our chemical analysis business. Not only is FEI’s electron microscopy portfolio highly complementary to these technologies, but will also be able to leverage our total Company global commercial reach to put FEI’s products into the hands of more customers.

As you know, our unique customer value proposition is based on our ability to leverage our strengths across these complementary businesses. Whether our customers are looking for reagents, lab supplies or analytical instruments, our sales teams are in customer laboratories around the world every day. This is a key competitive advantage that will benefit FEI once it’s part of Thermo Fisher, making us the natural owner of the strategic asset.

Turning to slide 7, FEI is a great strategic fit with our Company that will make our unique customer value proposition even stronger. With our combined capabilities in protein analysis, Thermo Fisher will be in the best position to serve the growing structural biology market. Our expanding offering in material sciences will increase our presence in these attractive markets where growth is driven by the adoption of nanotechnologies. Thermo Fisher’s unmatched global scale and commercial reach will create new opportunities for FEI to expand its customer base, especially by leveraging our leadership in life sciences.

Aside from a leading product portfolio, FEI brings strong service business that will contribute to a growing services capability. All of this is a great example of how we continue to strengthen our unique customer value proposition. It’s a key element of our growth strategy that allows us to drive share gain with our customers and as well as expand to additional customer sets, ultimately creating shareholder value.

On slide 8, let’s cover a bit more detail on FEI’s technologies and how they serve customers working in life sciences and material science. First, as the clear leader in electron microscopy, FEI has made significant advances that have positioned this technology increasingly for life science applications, particularly structural biology.

They understood that there was an unmet customer need, which is the ability to actually visualize a molecular structure. Their breakthrough cryo-EM system, for example, is a disruptive technology that’s being used for high resolution analysis of proteins. Based on our interactions with academic and biopharma customers, we are very excited about the opportunity to accelerate the adoption of these products in life sciences markets.

FEI also has unique imaging capabilities for material science applications. Two such is their 3D nano-characterization and nano-prototyping technologies are serving the growing trend towards innovative devices that are smaller and more complex to manufacture. The semiconductor industry is a good example of how FEI has distinguished themselves by supporting both the lab development of these devices, as well as the critical QA/QC application during production.

Let me spend a couple minutes on slide 9 discussing how we think about the new opportunities this combination creates. Simply, this is a story of high-end, high-tech capabilities that are highly complementary. You know of our exceptional track record in developing the Orbitrap mass spectrometry technologies used for protein identification and characterization. The addition of FEI’s cryo-EM system for structural analysis of proteins will put us in the best position to capitalize on the growth in structural biology.

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MAY 27, 2016 / 12:30PM, TMO - Thermo Fisher Scientific Inc Conference Call to Discuss its Definitive Agreement to Acquire FEI Co

Another very important benefit here is that with our unmatched presence in life sciences, we will be able to accelerate the adoption of FEI’s microscopy products within our customer base, especially in the biopharma end market.

In material science, you are familiar with our broad molecular spectroscopy and elemental analysis portfolios. With FEI’s scanning and transmission electron microscopes, we significantly increase our depth of capabilities in material science. Growth in this market is driven by the increased use of polymers, new engineered materials and smaller and more complex devices such as semiconductors. These trends are driving growth in the field of nanotechnologies served by FEI.

So just a couple examples of the great fit that will strengthen our strategic position, expand our opportunities to continue to gain share in life sciences and significantly expand our offering into attractive material science markets. The acquisition of FEI is also compelling from a financial perspective, and I will turn it over to Stephen Williamson, our CFO, to run through these details with you. Stephen.

Stephen Williamson - Thermo Fisher Scientific Inc. - SVP & CFO

Thanks, Marc. I’m also very excited about the transaction, so happy to review some of the financial aspects with all of you.

Turning to slide 10, as you saw in our press release this morning, we are paying $107.50 per FEI share for an expected total net cash consideration of $4.2 billion. This amount is net of approximately $400 million of FEI’s net cash assumed to be available to us at close.

The transaction delivers attractive financial returns. It will be immediately accretive to adjusted earnings per share, and we expect it to deliver $0.30 of accretion in the first full year. We also expect the adjusted ROIC to exceed our weighted average cost of capital hurdle rate of 8.5% by year five.

We expect to generate a total of $80 million of adjusted operating income synergies by year three following the close comprised of $55 million of cost synergies and $25 million from revenue-related synergies. Cost synergies will come from eliminating redundant public company costs, leveraging our combined global infrastructure and deploying our PPI business system. As I’m sure you are aware, we have a proven track record of efficiently and effectively integrating businesses.

In terms of revenue synergies, we expect to accelerate the growth trajectory of FEI’s life sciences business, and we also expect to derive benefit from the unparalleled commercial reach of Thermo Fisher Scientific.

And finally, in terms of tax, as we’ve done in the past, we expect to benefit from leveraging our combined global structure and anticipate materially lowering FEI’s tax rate. We expect that we can reduce their tax rate roughly in half to about 10%. So all in all, the financial profile here is very strong.

Moving to slide 11, let me review some of the important transaction details. In terms of financing, we have a fully committed bridge in place to support our all-cash offer. Permanent financing will be put in place nearer the close date, and we expect that to be a combination of our available cash plus the issuance of new debt.

In terms of leverage, if we don’t undertake any further capital deployments in 2016, we expect a pro forma leverage ratio of about 3.6 times total debt to combined adjusted EBITDA at the closing date. And given the strength of our cash flow, we would be back down to our target leverage ratio within 12 months of close.

We discussed the proposed permanent financing structure with the ratings agencies, and we fully expect to retain our investment-grade rating. Given the fragmented nature of our industry and our long-term capital deployment strategy, we will continue to actively evaluate future M&A opportunities.

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MAY 27, 2016 / 12:30PM, TMO - Thermo Fisher Scientific Inc Conference Call to Discuss its Definitive Agreement to Acquire FEI Co

In terms of next steps, FEI shareholders will need to approve the transaction, and we will also need to obtain customary regulatory approvals and we expect to close the deal by early 2017.

So closing with the last slide, we think this transaction is a great fit for the two companies. It’s financially compelling and will create significant value for all our key stakeholders.

At our recent analyst meeting, we highlighted our capital deployment strategy, and this deal is a great example of that strategy at work. This is a deal that strengthens our strategic position as a company, enhances our customer offering and creates significant shareholder value. With that, I will turn it back over to Ken.

Ken Apicerno - Thermo Fisher Scientific Inc. - VP, IR

Thanks, Stephen. Operator, we are now ready to open it up for questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions). Derik de Bruin, Bank of America Merrill Lynch.

Derik de Bruin - Bank of America Merrill Lynch - Analyst

Hi. Thanks for taking the call. So quick question on the fact that FEI’s business is a little bit more cyclical than you guys are used to dealing with. I guess how do you think about dealing with the cyclicality? Can you talk about did that play a factor in terms of looking at valuation and like that? Usually it’s a little bit of a different move than what you’ve normally done?

Marc Casper - Thermo Fisher Scientific Inc. - President & CEO

When you actually look at the results of FEI over the last few years, the organic growth rate has actually been very stable. Obviously there are parts of the business that have some cyclical nature, but the business in aggregate actually has been growing steadily organically.

So as I think about adding this business to our Company, it really is very in line with the capital deployment strategy we’ve had, very complementary acquisition in terms of capability. And when you look at where that business is moving, we are the natural owner of it.

Derik de Bruin - Bank of America Merrill Lynch - Analyst

And I guess — and I may have missed this — but did you say where you thought you could potentially get the operating margins of the business longer term?

Marc Casper - Thermo Fisher Scientific Inc. - President & CEO

So today, the operating margins are in the low 20%s, and over time, our plan is to get it in the mid to high 20%s as you fully realize the synergies and the business continues to grow.

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MAY 27, 2016 / 12:30PM, TMO - Thermo Fisher Scientific Inc Conference Call to Discuss its Definitive Agreement to Acquire FEI Co

Derik de Bruin - Bank of America Merrill Lynch - Analyst

Great. I will get back in the queue. Thanks.

Operator

Tycho Peterson, JPMorgan.

Tycho Peterson - JPMorgan Chase - Analyst

I guess the first one, I’m just wondering if you could talk a little bit more about the process. Was it a competitive process? I’ve had a number of people bring up the fact that it’s only a 14% premium. Can you maybe just talk a little bit — Don, maybe if I direct it to you — as to why you are willing to sell now given the semi data points have been improving?

Marc Casper - Thermo Fisher Scientific Inc. - President & CEO

So let me start, Tycho. The two businesses from a process standpoint, we’ve known each other for many years. We have great respect for FEI. Don and I have known each other for many years, on a personal note, as well, and this was the right time. And in terms of the process itself, obviously, there will be a proxy that will get filed and more details will come out, but we think it’s an attractive acquisition for the shareholder of Thermo Fisher Scientific and an attractive acquisition from the shareholders of FEI.

Tycho Peterson - JPMorgan Chase - Analyst

And on the close, it’s an early 2017 close. I had a few people ask why you wouldn’t be able to close it this year. Are you expecting more antitrust review? I’m just wondering why you won’t be able to close till early next year.

Marc Casper - Thermo Fisher Scientific Inc. - President & CEO

The FEI team has done a phenomenal job of reaching the global marketplace, and because of that, there are quite a number of regulatory filings. While there’s really very limited to no overlap directly from an antitrust perspective, we have a significant number of filings and including likely that we will need to file in China, although we are still reviewing that and hence the longer timeframe in terms of when we expect to close.

Tycho Peterson - JPMorgan Chase - Analyst

And then just one last one. FEI is beginning to get some nice traction in pharma with their cryo-EM business. Can you maybe talk from the Thermo perspective as to whether you think you can maybe accelerate the adoption of the technology in pharma given your good touch with that customer base?

Marc Casper - Thermo Fisher Scientific Inc. - President & CEO

I think the FEI team has done a really nice job of driving momentum. If you look at the number of publications written around the cryo-EM, it’s really tracking even more rapidly than what we saw with Orbitrap. The one thing that will be the next phase of growth is really going from the life science academic research moving aggressively into the biopharma market, and given our north of $5 billion of revenue and huge relationships there, we will be able to help open some doors, clearly, from an FEI perspective. So it really is a very exciting market.

The feedback from the customer base is really, really tremendous about what this technology is opening up in terms of new science.

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MAY 27, 2016 / 12:30PM, TMO - Thermo Fisher Scientific Inc Conference Call to Discuss its Definitive Agreement to Acquire FEI Co

Tycho Peterson - JPMorgan Chase - Analyst

Okay, thank you.

Operator

Ross Muken, Evercore ISI.

Ross Muken - Evercore ISI - Analyst

So maybe going back to Derik’s point, obviously, a slightly more cyclical asset. You haven’t, at least in size, done much in the instrument market from an M&A standpoint the last few years. So this is sort of going back to the core and beefing up analytical. As we think about synergy realization, whether it’s on the cost or maybe probably more so on the revenue side, how does a deal like this differ versus some of the recent transactions you’ve done in terms of realization? There’s less, obviously, of a channel play here.

And then how do you think about confidence level in the returns. We were getting, certainly to your point, Stephen, something north of the 8.5 area. It seems pretty competitive. How should we put that in context?

Marc Casper - Thermo Fisher Scientific Inc. - President & CEO

So a couple thoughts. One is, when we think about strategic fit of acquisitions, we leverage our strengths. So the last big instrument deal was Dionex, and that has been a huge homerun. And we’ve done littler things along the way subsequent to that, but Dionex was the last big one a few years ago. And this is a natural acquisition there.

So we are always looking to leverage our strengths and take advantage of the scale and depth of capabilities. Really, in aggregate, FEI is not particularly cyclical. So as I said earlier, not a concern there. From the synergy perspective, very strong revenue synergies to start. When we look at that, the ability to help accelerate penetration in life sciences, that’s an obvious one. The combined offering in the material sciences is also very obvious when you think about the reach that we have for our molecular spectroscopy and elemental analysis. And you think about adding the scanning electron microscopy to that, that’s another great fit. Because of our strength in China, that’s another opportunity in terms of the call patterns there. So the revenue synergies are going to be very high.

On the cost synergies, I will let Stephen delve into that a little bit, but here it’s very straightforward in how we will achieve the $55 million of cost.

Stephen Williamson - Thermo Fisher Scientific Inc. - SVP & CFO

Yes, I think about the profile of this acquisition, we don’t have a direct business overlap, so the cost synergies as a percent of the total cost is smaller than a couple of the previous deals like Affymetrix, but we do think we can leverage — you can take out the public company cost duplication — but we do think we can leverage our global scale and then deploy our PPI business system to help drive more efficiency and effectiveness within FEI.

One of the particularly interesting areas for us is the manufacturing facility that FEI has in the Czech Republic, so a low-cost manufacturing site, but really world-class capabilities and world-class talent availability. So I see it as very similar to the Lithuania site that we have that we acquired through Fermentas that we grew up for the Company in terms of expanding capabilities of manufacturing, reagents, consumables, some diagnostics products, as well as R&D. See that being very similar here in this facility in the Czech Republic from an instrument standpoint and leveraging the capabilities that FEI brings us from that standpoint for other areas within our analytical instruments business.

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MAY 27, 2016 / 12:30PM, TMO - Thermo Fisher Scientific Inc Conference Call to Discuss its Definitive Agreement to Acquire FEI Co

Ross Muken - Evercore ISI - Analyst

That’s helpful. Maybe, Marc, just to put a finer point on it, I think the biggest question I’ve got from investors is just how to think about peak to trough growth on the semi portion of the EM business specifically, and obviously then that would give us a sense of where you think we are in that cycle. I think that’s the point that everyone’s frankly debating.

Marc Casper - Thermo Fisher Scientific Inc. - President & CEO

Yes, I think the better growth prospects are ahead right now in terms of where we are in the cycle and in terms of some of the smart moves that FEI has made to add to its capabilities, we think the business is well-positioned to have good growth serving the semiconductor market, so I think that we feel good about.

The one thing here we have said less about so far on the call is the growth prospects. When we look at the combination here, this business should grow a little faster than our Company average in terms of what we believe the outlook is here. So this will be accretive to our organic growth over time. So that’s a nice aspect of the deal.

Ross Muken - Evercore ISI - Analyst

Great. Thank you.

Operator

Isaac Ro, Goldman Sachs.

Joel Kaufman - Goldman Sachs - Analyst

Thanks. It’s actually Joel in for Isaac today. Can you talk about any opportunities to use FEI’s existing cost structure to reduce maybe FX volatility across the entire Thermo portfolio?

Stephen Williamson - Thermo Fisher Scientific Inc. - SVP & CFO

Yes, thanks for that question. It’s an interesting aspect of this deal. As you may know at Thermo Fisher, we have — compared to the Company average, in euros, we have more revenue than we have costs compared to the rest of the Company, so you have pull-through of about 35% on our Euro P&L. FEI FC has the opposite, particularly when you take into consideration the Czech Republic manufacturing site. The Czech crown roughly tracks to the euro as well, so it’s very similar to the euro. So when you compare FEI to us, they have actually more costs than they have revenue in euros. Put the two together and our combined euro Czech crown P&L is basically around the Company average from a margin standpoint, so we will be less impacted by changes in the euro overall.

Joel Kaufman - Goldman Sachs - Analyst

Thanks. And just as a follow-up, appreciate the comments on your ability to reduce FEI’s tax rate, but could you maybe discuss how this deal would actually impact the core Thermo tax rate going forward?

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MAY 27, 2016 / 12:30PM, TMO - Thermo Fisher Scientific Inc Conference Call to Discuss its Definitive Agreement to Acquire FEI Co

Stephen Williamson - Thermo Fisher Scientific Inc. - SVP & CFO

Basically it’s in line with what I outlined at the analyst meeting last week. This is one of the factors that will enable us to maintain the tax rate down — basically up to about 15% in 2019 is how I presented it at the analyst meeting and this is one of the factors that we will be able to maintain the tax rate at such a low rate.

Joel Kaufman - Goldman Sachs - Analyst

Thanks.

Operator

Jack Meehan, Barclays.

Jack Meehan - Barclays Capital - Analyst

I want to start and just ask could you maybe give a little bit more color on the underlying growth rates for FEI Co. and how you think they relate to the framework you laid out for Thermo Fisher last week at the Analyst Day.

Marc Casper - Thermo Fisher Scientific Inc. - President & CEO

Looking forward, we would expect that the business would grow in the 5% to 7% range in terms of organic growth, which we believe is quite achievable. So it should be a little bit accretive to the organic growth rate where we talked for the Company being 4% to 6%. So we are excited about the combination here.

Jack Meehan - Barclays Capital - Analyst

Got it. Then one more. Just on the leverage post the deal, I think you mentioned going up to 3.6 on a pro forma basis. Just maybe the flexibility from here, I know the business model assumes no further deployment from here, but if a nice tuck-in comes up, what’s your appetite to do further transactions from here? Thank you.

Marc Casper - Thermo Fisher Scientific Inc. - President & CEO

Our first and primary focus is to successfully close and execute a successful transaction with FEI and deliver a lot of shareholder value. So that’s always our first focus. And as Stephen mentioned a little bit earlier, given the financial strength of the Company and given our strategy, we will continue to look at M&A opportunities and we have the capacity, if something comes up that makes sense, then you’ll see us continue to actively evaluate transactions.

But where our focus is — it’s been a really good start to the year. We’ve deployed almost $7 billion, or committed $7 billion in capital between FEI, Affymetrix, share buybacks and dividends. So we are going to make sure we do a great job with the two that we bought and we will keep an eye out for other things as well.

Operator

Jon Groberg, UBS.

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MAY 27, 2016 / 12:30PM, TMO - Thermo Fisher Scientific Inc Conference Call to Discuss its Definitive Agreement to Acquire FEI Co

Jon Groberg - UBS - Analyst

Marc, can you, on the growth rate of FEI and then the revenue synergy, can you just clarify, do you think this year FEI is going to grow — I’m sorry — I will say one year after the close, can it accelerate its growth, or is that kind of year three once you really get into some of the new combined products and capabilities and synergies?

Marc Casper - Thermo Fisher Scientific Inc. - President & CEO

So, Jon, two different things. One is the average growth we expect over the next several years is 5% to 7%. And the second thing is, as a reminder, the organic growth doesn’t get into the calculation in the first year. So it really will be let’s call it 2018 is when it’ll actually mathematically affect the organic growth calculation of the Company. But nonetheless, we look at the backlog, the pipeline and we would expect good growth certainly post-close for this business.

Jon Groberg - UBS - Analyst

Okay. And then, Marc, are you seeing — you just mentioned a second ago you’ve been pretty aggressive at the beginning of the year. Are you seeing anything specific in the market that makes you want to be more aggressive? Potential increase in rates? I don’t know what you are paying on the debt, what you’ve got committed here from a debt rate standpoint, but is there anything — I’m just curious if there’s anything specific you are seeing that really makes you want to be more aggressive here?

Marc Casper - Thermo Fisher Scientific Inc. - President & CEO

We’ve always been active and what you are seeing is we delevered after Life Technologies. We far exceeded the objectives that we had set out at the beginning of the transaction. The Company is performing very well. And as things have come up, we’ve looked at many things, but we’ve been very selective. We’ve only done the two transactions and we are super excited about them. So we look at a lot, but, at the end of the day when the right one is there and in the right strengthening of the Company and that our customers will understand and benefit from and ultimately create shareholder value as we execute. So it’s been an active pipeline, but nonetheless we were able to get two of them over the finish line.

Jon Groberg - UBS - Analyst

Okay. Thanks.

Operator

Doug Schenkel, Cowen.

Doug Schenkel - Cowen and Company - Analyst

My first question is really just how we think about the impact of FEI on the long-term growth rate. I guess it’s a little bit of a follow-up on Jon’s question. So if we look at FEI’s growth rate over the last several years, it’s been fairly volatile. They’ve done a great job, but it’s still a business, which sells into cyclical end markets and it has a high mix of capital sales and even the consumables part is less true consumables. It’s more services if you look at it closely.

You don’t seem real concerned about the risk associated with this profile in terms of its potential impact on your longer-term growth rate and quarter-to-quarter volatility. Is this a function of something that you guys are going to bring to the table that FEI wasn’t doing historically, or is it just more a function of the size of this business in the context of the bigger Thermo business?

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MAY 27, 2016 / 12:30PM, TMO - Thermo Fisher Scientific Inc Conference Call to Discuss its Definitive Agreement to Acquire FEI Co

Marc Casper - Thermo Fisher Scientific Inc. - President & CEO

So Doug, a few things. One is, if you look back over the last few years, holding aside the quarter-to-quarter volatility, which you see in all capital equipment businesses, actually the business has grown at pretty much the same rate for three years in a row. Different segments have grown at different rates within it, but the business has been very, very stable, so it’s not been cyclical at the Company level. So that’s an important point. And part of that is because there’s such great adoption of the Life Sciences products, which will accelerate even further.

In terms of what we will bring to FEI, obviously, our PPI business system is going to help with cycle times and that will help a little bit from a manufacturing perspective in smoothing things out. But when we look at the scale of the business relative to Thermo Fisher, it’s relatively small. So even in a period of more volatility, it really doesn’t move the needle very much in terms of the effect on the Company. So it’s one that we’ve thought a lot about and we feel very comfortable with.

Doug Schenkel - Cowen and Company - Analyst

Okay. That’s helpful, Marc. As you’ve described what you are excited about here, I think we’ve heard more about your excitement in terms of what you can do with FEI in the life science markets. There are components of FEI’s core that don’t seem frankly core to where Thermo has been strongest historically. I’m just wondering if you are willing to share anything in terms of whether or not there might be some subsequent divestitures contemplated as a means of essentially managing where you have exposure and which productlines you are adding here?

Marc Casper - Thermo Fisher Scientific Inc. - President & CEO

Sure. So great question. So I’m going to start by thinking about our mass spec business for a moment. Everybody on the call thinks about mass spec and they think about it in the high-end research market. But one of the reasons we make so much money there and we’ve had such good growth is we serve a number of applied markets — environmental, food safety, pure academic research, even some industrial applications — the core technology platform leveraged across many end markets.

When you think about FEI, they’ve done a great job of a core technology. They’ve gone from material sciences to semiconductor to life sciences. So there are things you divest because it’s effectively the same underlying technology in different applications, so we are excited about the technology. We are excited about where the business is in its evolution. But it’s not one that you cut up into pieces. It’s a great business with 3000 fantastic employees that is joining the Company, so that’s how we think about it.

Doug Schenkel - Cowen and Company - Analyst

Okay. And one last one. Maybe thinking about this merger the other way. Is there an opportunity for Thermo to maybe drive more consumables through the FEI channels? I recognize the channels will be coming together here, but again recognizing that the majority of recurring revenues for FEI has historically been software and services, is there an opportunity for you to essentially funnel more core Thermo products through the FEI channel?

Marc Casper - Thermo Fisher Scientific Inc. - President & CEO

We will certainly be — based on our Life Science reagents businesses, obviously, we will certainly be involved in sample prep and that’s part of the things that go on. We also believe in some of the real strong areas where FEI has very great strength with certain customers, there will be an opportunity to pull through additional products from Thermo Fisher, not just instruments, but obviously other products that are more recurring in nature. So over time, we expect, because of the strength of the customer base, you will see us cross-sell very effectively.

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MAY 27, 2016 / 12:30PM, TMO - Thermo Fisher Scientific Inc Conference Call to Discuss its Definitive Agreement to Acquire FEI Co

Doug Schenkel - Cowen and Company - Analyst

Okay. Thank you very much.

Operator

Eric Criscuolo, Mizuho.

Eric Criscuolo - Mizuho Securities - Analyst

So I guess for Don, I was just wondering if you can maybe dive into your customer base a little more and maybe talk about some more specific — how the revenue comes from your life science customers versus your material science customers versus oil and gas and versus semiconductor just on a little more granular basis?

Don Kania - FEI Company - President & CEO

Sure. Okay. Life science has been obviously a very interesting topic in this call, primarily academic customers right now for us. So researchers around the globe at academic institutions, mostly universities, hard-use medical, certain other integrated [near-structural] biology is another example. So that’s where the growth has been happening right now.

We’ve made outreaches to the pharmaceutical industry and have established a consortium in the UK to help accelerate that adoption. But as we look at the coming together with Thermo Fisher, I think what we are seeing there is their relationships and their already sales channel into those — existing sales channel into those customers — I think can really accelerate the growth of that part of the business, as well as I think help us also with the academic side of the business. So that’s life sciences.

If we go to material sciences, sort of a 75/25 academic customer base, plus an industrial base when a product is sold into the research part of let’s say a Dow Chemical Company or somebody like that. What’s really exciting for us here is we’ve been traditionally strong on the academic side and have been trying to pursue further into the industrial side. Again, I think Thermo Fisher brings great reach for us, which we lack at this point in time, so another opportunity to grow an existing strong business.

Let’s go to semi. Semi, you guys had a lot of questions about cyclicality. It’s mostly a laboratory-based business. So it doesn’t — labs in the semiconductor company — so the volatility is primarily significantly lower than you would expect from a pure play CapEx company providing volume manufacturing equipment.

Yes, there’s some movements over the cycle, but dramatically less cyclical than a pure play. And I think here there’s also other capabilities, particularly integrated services, things like that, additional things that Thermo brings to the table.

Oil and gas business is small, and as we’ve commented on our calls, we are really on hold until we get some stability in that marketplace. And so I think together we will define the right strategy forward for that business when we complete all the regulatory milestones in between now and final closure. So I hope that’s very helpful.

Operator

Dan Arias, Citi.

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MAY 27, 2016 / 12:30PM, TMO - Thermo Fisher Scientific Inc Conference Call to Discuss its Definitive Agreement to Acquire FEI Co

Dan Arias - Citi - Analyst

Maybe just one housecleaning question for Stephen. How are you thinking about the net interest expense for the year at this point? I think it was

[$3.90] on the 1Q call. Just wondering how that changes at this point?

Stephen Williamson - Thermo Fisher Scientific Inc. - SVP & CFO

Yes, so depending on the time of close, we may be pre-funding a piece of the debt required for the permanent financing. I don’t see it being more than $0.02 of impact in 2016 at this point, but as soon as we get line of sight to that and the timing, we will give you more detail.

Dan Arias - Citi - Analyst

Okay. And maybe on the buyback outlook, maybe not necessarily this year because it sounds like those plans are pretty clear, but in the immediate term, do you anticipate being in a position to repurchase shares in the quarters post the close?

Marc Casper - Thermo Fisher Scientific Inc. - President & CEO

Our plan certainly is — you take it from two time frames — certainly our plans aren’t to do anything right now in 2016 on repurchases. When you look at the long-term model that Stephen laid out at our analyst meeting a week ago, we expect to deploy between 25% and 40% of our available capital to share buybacks and dividends, and we will continue to do that over time. And exactly when we will get back in the market we will figure out as the year unfolds and construct a plan for 2017.

Dan Arias - Citi - Analyst

Got it. Okay. Maybe just one last one for Don. Don, I know you want to probably avoid specifics, but just broadly where do you feel like the Company is now in terms of being in a new product introduction cycle? Would you say that over the next 12, 24 months NPIs look more like the last 12, 24, or is there an acceleration there?

Don Kania - FEI Company - President & CEO

I think we are in the accelerating phase right now. As we’ve talked with others, we have staged a set of new product introductions. In our industry, the late-summer timeframe is the common time for introductions, so one should expect some really exciting new products with some highly differentiated capabilities to be released in that timeframe.

Dan Arias - Citi - Analyst

Got it. Okay. Thank you.

Ken Apicerno - Thermo Fisher Scientific Inc. - VP, IR

Operator, we are going to take one more question.

Operator

Tim Evans, Wells Fargo Securities.

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MAY 27, 2016 / 12:30PM, TMO - Thermo Fisher Scientific Inc Conference Call to Discuss its Definitive Agreement to Acquire FEI Co

Tim Evans - Wells Fargo Securities - Analyst

So, Marc, what we are hearing from clients — and clearly you can tell from the tone of the call today — is I think a recognition that this deal seems to be a little bit of a departure from the types of businesses you’ve acquired over the past five years both in terms of the revenue mix and the different channels and end markets involved. I guess what we’d like to understand is just how far outside the traditional life science markets and this focus that you’ve had on pharma that you are willing to go in your M&A strategy now?

Marc Casper - Thermo Fisher Scientific Inc. - President & CEO

Tim, thanks for the question. So this one is right down the middle of the fairway in terms of the served markets. But when you look at where the business serves, it serves the academic research market, on the life sciences side and structural biology, same customers from mass spectrometry or high-tech reagents. When you look at the material science customers, you are going to find our molecular spectroscopy, elemental analysis portfolio.

We do deals when the right time is there and 2012 was the right time for Dionex and 2016 is the right time for FEI. It’s a fantastic transaction. We understand the business well. The Company’s know each other well, and really it is a very attractive transaction from a strategic strengthening of the Company, from a customer perspective and clearly from a shareholder value-creation perspective, really a perfect fit.

So I wanted to thank everybody for joining us today on such short notice and certainly before a long holiday weekend. We are excited at Thermo Fisher and we certainly look forward to working with Don and the rest of the FEI team to kick off the integration planning process and efficiently complete the transaction. Thank you, and wishing everyone a wonderful weekend.

Operator

Thank you. That does conclude today’s teleconference. You may now disconnect.

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Additional Information and Where to Find It

In connection with the transaction, FEI Company (“FEI”) intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a preliminary proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, FEI will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the transaction. INVESTORS AND SECURITY HOLDERS OF FEI ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT FEI WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT FEI AND THE TRANSACTION. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the transaction (when they become available), and any other documents filed by FEI with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov) or through the investor relations section of FEI’s website (http://investor.fei.com).

Participants in the Solicitation

FEI and its directors, executive officers and other members of its management and employees as well as Thermo Fisher Scientific Inc. (“Thermo Fisher”) and its directors and executive officers may be deemed to be participants in the solicitation of proxies from FEI’s stockholders with respect to the merger. Information about FEI’s directors and executive officers and their ownership of FEI’s common stock is set forth in the proxy statement for FEI’s 2016 Annual Meeting of Stockholders filed with the SEC on March 28, 2016. Information about Thermo Fisher’s directors and executive officers is set forth in the proxy statement for Thermo Fisher’s 2016 Annual Meeting of Stockholders filed with the SEC on April 5, 2016. Stockholders may obtain additional information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the merger, including the interests of FEI’s directors and executive officers in the merger, which may be different than those of FEI’s stockholders generally, by reading the proxy statement and other relevant documents regarding the merger when they become available, which will be filed with the SEC.

Forward-Looking Statements

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This communication contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: the need to develop new products and adapt to significant technological change; implementation of strategies for improving growth; general economic conditions and related uncertainties; dependence on customers’ capital spending policies and government funding policies; the effect of exchange rate fluctuations on international operations; the effect of healthcare reform legislation; use and protection of intellectual property; the effect of changes in governmental regulations; and the effect of laws and regulations governing government contracts, as well as the possibility that expected benefits related to the proposed FEI transaction may not materialize as expected; the FEI transaction not being timely completed, if completed at all; prior to the completion of the transaction, FEI’s business experiencing disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, customers, licensees, other business partners or governmental entities, difficulty retaining key employees, and the parties being unable to successfully implement integration strategies or to achieve expected synergies and operating efficiencies within the expected time-frames or at all. Additional important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in Thermo Fisher’s Annual Report on Form 10-K for the year ended December 31, 2015 and its subsequent Quarterly Reports on Form 10-Q, including its Quarterly Report on Form 10-Q for the quarter ended April 2, 2016, each of which is on file with the SEC and available in the “Investors” section of Thermo Fisher’s website under the heading “SEC Filings,” and in other documents Thermo Fisher files with the SEC, and in FEI’s Annual Report on Form 10-K for the year ended December 31, 2015 and its subsequent Quarterly Reports on Form 10-Q, including its Quarterly Report on Form 10-Q for the quarter ended April 3, 2016, each of which is on file with the SEC and available in the investor relations section of FEI’s website, investor.fei.com, under the heading “SEC Filings,” and in other documents FEI files with the SEC. While Thermo Fisher or FEI may elect to update forward-looking statements at some point in the future, Thermo Fisher and FEI specifically disclaim any obligation to do so, even if estimates change and, therefore, you should not rely on these forward-looking statements as representing either Thermo Fisher’s or FEI’s views as of any date subsequent to today.

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